Exhibit 10.29

1996 Plan
(performance-based
vesting)

GOLD BANC CORPORATION, INC.

AMENDED AND RESTATED
RESTRICTED STOCK UNIT
AWARD AGREEMENT

Date of Grant: October 22, 2003	Number of Units: 40,000

AGREEMENT, dated as of Februrary 5, 2004, between Gold Banc Corporation, Inc., a Kansas corporation (the “Company”), and Rick Tremblay (the “Grantee”).

WHEREAS, Grantee is a valued and trusted key employee of the Company or one of its Affiliates; and

WHEREAS, the Company has elected to award Grantee Restricted Stock Units pursuant to and in accordance with the Gold Banc Corporation, Inc. 1996 Equity Compensation Plan (the “Plan”), in order that Grantee thereby may be induced to maintain an ownership interest in the Shares and to advance the interests of the Company and its Affiliates;

WHEREAS, the Company and Grantee previously entered into an agreement for the award contemplated herein; and

WHEREAS, the Company and Grantee mutually agree to amend and restate such agreement in order to comply with the restrictions of a certain agreement between the Company and federal and state bank regulatory agencies;

WHEREAS, for purposes of this Agreement, “Restricted Stock Units” shall mean Performance Shares as provided in Section 8 of the Plan;

NOW, THEREFORE, in consideration of these premises and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1.          Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

2.          Grant of Restricted Stock Units. Subject to the conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants and awards to Grantee and credits to a separate account maintained on the books of the Company (“Account”) that number of Restricted Stock Units identified above opposite the heading “Number of Units” (the “Units”). On any date, the value of each Unit shall equal the Fair Market Value of a Share. All amounts credited to Grantee’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. Grantee’s interest in the Account shall make him or her only a general, unsecured creditor of the Company. The rights of Grantee with respect to the Units shall remain forfeitable at all times prior to the date on which such rights become vested (the “Vesting Date,” as defined below).

3.          Vesting Date. Subject to any exceptions set forth in this Agreement or in the Plan, the Vesting Date(s) for the Units shall be that date when the Performance Criteria identified below are satisfied during the applicable Performance Period; provided, however, that in no event may the Units granted to a Section 16 Person vest prior to six (6) months following the Date of Grant or such shorter period as may be permissible while maintaining compliance with Rule 16b-3:

Number of Restricted Stock Units	Performance Criteria	Performance Period
4,000	10-day average closing price per Share exceeds $12	within 12 months from Date of Grant
8,000	10-day average closing price per Share exceeds $13	within 12 months from Date of Grant
12,000	10-day average closing price per Share exceeds $14 + Grantee has been employed with the Company or one of its Affiliates for one year from Date of Grant	within 18 months from Date of Grant
16,000	10-day average closing price per Share exceeds $15 + Grantee has been employed with the Company or one of its Affiliates for one year from Date of Grant	within 24 months from Date of Grant

The Committee may, in its sole discretion, accelerate the Vesting Date for any or all of the Units, if in its judgment the performance of Grantee has warranted such acceleration and/or such acceleration is in the best interests of the Company, including, but not limited to, in the event of Grantee’s death or Disability.

4.          Cancellation of Units. Subject to any exceptions set forth in this Agreement or in the Plan, any Units that remain unvested at the end of each applicable Performance Period shall revert to the Company and thereafter shall be available for grant under the Plan. Unless otherwise provided below, if Grantee’s employment with the Company or any of its Affiliates is Terminated other than by death or Disability prior to the Vesting Date for some or all of the Units, Grantee shall thereupon immediately forfeit any and all unearned or unvested Units, and the full ownership of such Units shall thereupon revert to the Company. Upon such forfeiture, Grantee shall have no further rights under this Agreement. For purposes of this Agreement, transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a Termination of Service. In the event of Grantee’s death or Disability, any unpaid but vested Units shall be paid to Grantee or Grantee’s guardian, estate or designated beneficiary, as applicable. Notwithstanding the foregoing, in the event of Grantee’s death or Disability prior to the Vesting Date, Grantee’s interest in the unvested Units granted hereunder shall vest only if the share price component of the Performance Criteria is satisfied, regardless of the length of Grantee’s employment with the Company or one of its Affiliates.

5.          Designation of Beneficiary. Grantee may designate a person or persons to receive, in the event of the death of Grantee, any Units then vesting or vested but not paid prior to Grantee’s death. Such designation must be made either in the space indicated at the end of this Agreement or upon forms supplied by and delivered to the Company and may be revoked in writing. If Grantee fails effectively to designate a beneficiary, the estate of Grantee will be deemed to be the beneficiary of Grantee with respect to any such Units.

6.          Adjustments. Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding Shares effected without receipt of consideration therefor by the Company, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination or other change in the corporate structure of the Company affecting the Shares, the Units then subject to this Agreement will be automatically adjusted to accurately and equitably reflect the effect thereon of such change; provided, however, that any fractional share resulting from such adjustment shall be eliminated. In the event of a dispute concerning such adjustment, the decision of the Committee will be conclusive.

7.          Change of Control. Notwithstanding any provision herein to the contrary, in the event of a Change of Control, any Units that have not theretofore vested shall vest as of the date of such Change of Control.

8.          Form and Timing of Payment. On the first to occur of the following events, the Company shall cause to be issued, as soon as practicable, in Grantee’s name or in the name of Grantee’s legal representatives, beneficiaries or heirs, as the case may be, a number of Shares equal to the aggregate number of vested Units credited to Grantee’s Account as of such date:

(a)        The Vesting Date;

(b)        The first date on which occurs a Change of Control; or

(c)        The date of Grantee’s death or Disability.

The Committee, in its sole discretion, may pay Grantee an amount of cash equal to the Fair Market Value of the vested Units in lieu of issuing Shares or may pay Grantee any combination of cash and Shares.

9.          No Rights as Shareholder. The grant of the Units hereunder does not and shall not entitle Grantee to any rights of a shareholder of the Company with respect to any Shares. The rights of Grantee with respect to the Units shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Sections 3, 4 or 7 above.

10.       Effect on Employment. The grant of the Units provided herein shall not, in and of itself, confer upon Grantee any right to continue in the employment of the Company or its Affiliates or to continue to perform services therefor and shall not in any way interfere with the right of the Company or its Affiliates to terminate the services of Grantee as an employee or officer at any time.

11.       Tax Withholding. To the extent that the vesting of any of the Units granted hereunder may obligate the Company to pay withholding taxes on behalf of Grantee, the Company will pay the minimum amount of such withholding taxes then due by (i) withholding such amount from Grantee’s wages or other payments due to Grantee, or (ii) paying such amount from funds or Shares already owned and then delivered by Grantee to the Company for such purpose, or (iii) withholding some of the Units otherwise then distributable to Grantee, or (iv) any combination of (i), (ii) or (iii), above.

12.       Restriction on Transfer. The Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee otherwise than by will or by the laws of descent and distribution, and any such purported sales, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Grantee and receive any property distributable with respect to the Units upon the death of Grantee.

13.       Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Kansas, excluding its conflict of laws provisions.

14.       Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

15.       Effect of Plan. Grantee acknowledges that in the event of any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will control.

16.       Section 280G Tax Gross-Up. Notwithstanding anything to the contrary contained in this Agreement, in the event that the aggregate payments or benefits to be made or afforded to Grantee under (i) this Agreement, (ii) any and all other agreements between Grantee and the Company or its affiliates and (iii) any and all plans and arrangements of the Company or its affiliates in which Grantee participates, should cause Grantee to be obligated to pay or to become liable for any Federal excise taxes under Section 4999(a) of the Code and/or any state or local excise taxes attributable to payments that qualify as “excess parachute payments” under Section 280G of the Code (collectively, such Federal, state and local taxes to be referred to as “Parachute Taxes”), the Company promptly shall pay on behalf of Grantee or reimburse Grantee for the latter’s payment of the following:

(i)	such Parachute Taxes;

(ii)	all Parachute Taxes payable by Grantee as a result of the Company’s payment or reimbursement of amounts under subsection (i), above, this subsection (ii) or subsection (iii) below; and
(iii)

all Federal, state and local income, employment and earnings taxes payable by Grantee as a result of the Company’s payment or reimbursement of amounts under subsections (i) and (ii), above, and this subsection (iii).

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Grantee has hereunto set his or her hand on the day and year first above written.

GOLD BANC CORPORATION, INC.
By:	/s/ Malcolm M. Aslin

Title:	Chief Executive Officer

GRANTEE
/s/ Rick Tremblay

Name: Rick Tremblay
Designation of Beneficiary

(Relationship to Grantee)

(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)

(Social Security Number)